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                                                                     Exhibit 3.1

                                                           FILED - CUSTOMER COPY
                                                                DONETTA DAVIDSON
                                                     COLORADO SECRETARY OF STATE

RESTATED CONSTITUENT FILED DOCUMENT
Form 170 Revised July 1, 2002
Filing fee: $60.00
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us

Pursuant to Section 7-90-304.5, Colorado Revised Statutes (C.R.S.), the individual named below causes this restatement to be delivered to the Colorado Secretary of State for filing, and states as follows:

1.    The entity name is:                  VICORP Restaurants, Inc.
                          ------------------------------------------------------
                           (as shown on the records of the Secretary of State)
organized under the laws of Colorado (state or country)

2.    Mark only one box:

[ ]         This restatement contains NO amendments.

                                       OR

[X] This restatement contains an amendment to the constituent filed document, and the amendment has been adopted in accordance with the organic statute governing the entity.

                               AND, IF APPLICABLE,

            [X] The organic statute governing the entity requires that the amendment be approved by the owners - The number of votes cast, and, if appropriate, the number of votes cast by particular owners, for the amendment was sufficient for approval.

3. This restated constituent filed document supersedes the original constituent filed document and all prior amendments to the original constituent filed document.

4. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Deborah Openshaw, 30 S. Wacker Dr., 29th Floor, Chicago, IL 60606

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            ATTACH A COPY OF THE RESTATED CONSTITUENT FILED DOCUMENT

OPTIONAL. The electronic mail and/or Internet address for this entity is/are: e-mail gary.burke@vicorpinc.com Web site vicorpinc.com The Colorado Secretary of State may contact the following authorized person regarding this document: name Gary F. Burke, VICORP Restaurants, Inc. 400 West 48th Avenue, Denver, Colorado 80216.

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                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                            VICORP RESTAURANTS, INC.

      FIRST: The name of the corporation is "VICORP Restaurants, Inc." (the "Corporation").

      SECOND: The Corporation shall engage in any lawful business for which corporations may be organized under the Colorado Business Corporation Act (the "CBCA").

      THIRD: The total number of shares which the Corporation shall have the authority to issue is Ten Thousand (10,000) shares of common stock, which shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

      FOURTH: The name and address of the Corporation's registered agent is:
Gary Burke, 400 W. 48th Avenue, Denver, Colorado 80216.

      FIFTH: Cumulative voting shall not be allowed in the election of directors.

      SIXTH: There shall be no personal liability, either direct or indirect, of any director of the Corporation to the Corporation or to its shareholders for monetary damages for any breach or breaches of fiduciary duty as a director; except that this provision shall not eliminate the liability of a director to the Corporation or to its shareholders for monetary damages for any breach, act, omission or transaction as to which the CBCA prohibits expressly the elimination of liability. Any repeal or modification of this Article shall not adversely affect any protection of a director of the Corporation under this Article, as in effect immediately prior to such repeal or modification, with respect to any act or omission of such director occurring prior to such repeal or modification.

      SEVENTH: Notwithstanding any provision in the CBCA, the Corporation shall not be obligated to indemnify any person who is a party to a proceeding because such person is or was a director or officer of the Corporation. Nothing in this Article shall preclude the Corporation from providing indemnification and advance of expenses to its directors and officers to the fullest extent permitted by the CBCA.

      EIGHTH: The Corporation shall in all respects be subject to the CBCA, to the exclusion of any predecessor law previously governing the Corporation, including but not limited to matters of shareholder votes and preemptive rights.

      NINTH: Other than as specifically set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.